                         BEAR, STEARNS FUNDING, INC.
                                245 Park Avenue
                           New York, New York 10167

                               COMMITMENT LETTER

                                                                December 6, 2001


Mr. Brian Martin
Triod LLC
c/o Jack A. Shaffer & Company, LLC
410 Park Avenue, Suite 430
New York, New York 10022

      Re:  Miraval Spa & Resort, Tucson, Arizona (the "Property")
           Loan No: 32942

Dear Sirs:

     Reference is made to that certain Letter of Application (the "Application") dated as of August 9, 2001 between Triod LLC and Bear Stearns Commercial Mortgage, Inc. ("BSCMI"). All capitalized terms not defined herein shall have the meanings ascribed to them in the Application. All references herein to "Borrower" shall mean Sierra Health Styles, LLC which will be a wholly-owned subsidiary of a wholly owned subsidiary of Triod LLC, and which will be a Single Purpose Entity (hereinafter defined).

     This Commitment (the "Commitment") shall confirm the agreement of Bear, Stearns Funding, Inc. ("Lender") to provide, and Borrower to accept, the financing contemplated by the Application on the terms and conditions set forth in the Application, as modified by substituting the terms and conditions set forth on Schedule 1 attached hereto and constituting a part hereof (the financing, as so modified, is hereinafter referred to as the "Loan"). The terms set forth on Schedule 1 are not intended to be all-inclusive. The Loan Amount set forth in Schedule 1 is a maximum Loan Amount and may be reduced in connection with the determination of the interest rate (the "Rate") for the Loan to the extent necessary to satisfy the Minimum Debt Service Coverage Ratio set forth in Schedule 1 as a result of Lender's determination of increases in the One Month LIBOR and/or reductions in sustainable net operating income, as determined by Lender, adjusted for applicable reserves ("Lender Net Operating Income") resulting from Lender's completion of its due diligence, including third party reports.

     This Commitment has been issued on the basis of certain information supplied by you to Lender (including, but not limited to, the description of the Property set forth on Schedule 2) and Lender's initial underwriting, market due diligence and site inspection. This Commitment supersedes any prior commitments issued by Lender in connection with the Loan.

A. Closing Requirements
-----------------------

      This Commitment and the consummation of the Loan transaction are conditioned upon (i) the completion by Lender and Lender's Counsel (hereinafter defined) of such due diligence investigations with respect to Borrower, its principals and the Property as Lender and Lender's Counsel shall deem appropriate (which investigations Borrower acknowledges have been commenced, but not completed as of the date hereof), (ii) the execution and delivery by Borrower of definitive Documentation relating to the Loan acceptable to Lender and (iii) the absence of any development which could adversely affect the proposed Loan. All such conditions must be satisfied in a manner acceptable to Lender.

B. Due Diligence
----------------

      Lender's due diligence investigations shall include, but not be limited to, such inspections of the Property as Lender shall deem necessary and the receipt and review of the following items, each of which will be obtained at the expense of Borrower and submitted to Lender in sufficient time for Lender to adequately evaluate its acceptability, and each of which shall be in form and substance satisfactory to Lender: (i) such financial statements, rent rolls, occupancy reports, tenant sales reports (if a retail property), operating and capital budgets, leasing plans, bank statements, pay-off letters, tax returns and other reports regarding Borrower, its principals and the Property as Lender shall deem appropriate; (ii) such references, resumes and credit and other background reports (including public record searches) regarding Borrower and its principals as Lender may request (which reports may be obtained by Lender, at its option); (iii) a current title report for the Property and a UCC, judgment and lien search with respect to Borrower and the Property (each of which shall include copies of all exceptions and other items referred to therein); (iv) a current survey for the Property certified to Lender and such other persons or entities as Lender shall direct by a licensed surveyor acceptable to Lender; (v) a current rent roll for the Property; (vi) all leases and occupancy agreements (or, if the Property is a multi-family, self-storage project or hotel, a standard form of lease or occupancy agreements) and reciprocal operating agreements for the Property (including all amendments and guarantees thereof);
(vii) unless the Property is a multi-family or self-storage project or hotel, estoppel certificates and subordination agreements from each tenant under the leases and, as designated by Lender, each other party under any reciprocal casement agreements; (viii) if all or any portion of the Property is affected by a ground lease, the ground lease together with an estoppel certificate from the landlord under the ground lease and, if required by Lender, an agreement from such landlord affording Lender certain protections with respect to the ground lease; (ix) evidence of property, casualty and liability insurance with respect to the Property and Borrower (including, if required, flood and earthquake insurance); (x) evidence of the compliance of the Property with applicable law;
(xi) copies of all organizational documents of Borrower and certificates of good standing from applicable governmental authorities with respect to Borrower;
(xii) evidence of the availability of all utility service at the Property;
(xiii) opinions of Borrower's counsel with respect to Borrower, the Property and the loan documentation; (xiv) evidence of the absence of material litigation affecting Borrower or the Property; and (xv) certificates and affidavits of Borrowers, Indemnitors

(as defined below) and/or its principals with respect to certain of the above items and (xvi) such other items as Lender may reasonably request. In addition, Borrower shall, at its expense, cause Lender to receive, at the closing of the Loan, a lender's title insurance policy, in form and substance and from the title insurance company set forth in the Application, or if not set forth in the Application, from a title insurance company satisfactory to Lender, in the amount of the Loan.

     Borrower acknowledges that Lender's due diligence investigations are intended to proceed simultaneously with Lender's Counsel's preparation and scheduling for closing of the Loan, and that Lender's Counsel's activities in this regard shall not be construed as evidence of the waiver or satisfactory completion of such investigations.

C. Single Purpose Entity
------------------------

     Borrower and the general partner/managing member of Borrower shall each be a "Single Purpose Entity." For the purposes hereof, a Single Purpose Entity shall mean a United States corporation, partnership or other legal business organization which does not and cannot by virtue of its organizational documents engage in any business other than owning or operating the Property or acquire or own material assets other than the Property and incidental personal property, and which (a) maintains its assets in a way which segregates and identifies such assets separate and apart from the assets of any other person or entity, (b) holds itself out to the public as a separate legal entity from any other person or entity, (c) conducts business solely in its name, (d) shall not have any indebtedness other than the Loan and the Mezzanine Loan from Apollo Real Estate Advisors of $1.4 million and other indebtedness incurred in the ordinary course of business, provided such other indebtedness is not evidenced by a note or similar instrument and (e) otherwise complies with rating agency standards for a single-purpose entity.

D. Loan Documentation
---------------------

     The definitive documentation for the Loan shall include a promissory note, first deed of trust or mortgage and security agreement, an assignment of leases and rents, UCC financing statements, an assignment of agreements, permits and contracts, a conditional assignment of management agreement (which will also be executed by the property manager for the Property), a replacement reserve and security agreement, if required by Lender, a lead-based paint acknowledgment and indemnification and, if required by Lender, an asbestos operations and maintenance agreement (collectively, the "Loan Documents").

E. Lender's Counsel
-------------------

     The Loan documentation shall be prepared, and certain of the due diligence investigations outlined above shall be conducted, by Thacher, Proffitt & Wood, special counsel for Lender ("Lender's Counsel") and, to the extent deemed necessary and proper by Lender and Lender's Counsel, local counsel in the State in which the Property is located.

F. Non-Recourse; Indemnity
--------------------------

     Each of the Loan Documents will be non-recourse to Borrower, subject to Lender's standard carve-outs and limitations. One or more financially secure persons or entities satisfactory to Lender (individually, an "Indemnitor" and collectively, the "Indemnitors") shall execute an indemnity agreement indemnifying and holding Lender harmless from any and all loss, cost, or expense arising from (i) fraud or intentional misrepresentation, (ii) misapplication, conversion or misappropriation of property and/or funds, (iii) willful misconduct, (iv) unauthorized secondary financing, (v) unauthorized transfers of interests in Borrower and/or the Property (unauthorized transfers are described in Exhibit B attached hereto) (vi) voluntary bankruptcy or collusive involuntary bankruptcy, and (vii) environmental matters. As a condition to the closing of the Loan, Lender shall have received financial statements of such Indemnitors satisfactory to Lender.

G. Default Rate
---------------

     The Loan Documents shall provide that upon the occurrence of any default, the Loan shall bear interest at a default rate equal to the lesser of the maximum rate permitted by law and 5% in excess of the stated interest rate for the Loan.

H. Assignment by Lender
-----------------------

     Borrower acknowledges that Lender may assign all or any part of its interest hereunder and its rights granted herein. The Loan Documents will include provisions permitting Lender to freely transfer the servicing for, or all or a portion of its rights in, the Loan and shall require Borrower to cooperate in connection with any such transfer. Borrower acknowledges that, without limiting the circumstances in which Lender may transfer the Loan, Lender may transfer the Loan in connection with a securitization involving the Loan and other assets.

I. No Assignment by Borrower
----------------------------

     Borrower may not assign, transfer or encumber any of its rights pursuant to this Commitment, directly or indirectly. Any attempt to make such an assignment, transfer or encumbrance shall render such assignment, transfer or encumbrance null and void ab initio.

J. Representations and Warranties
---------------------------------

     1. Leases and Rent Rolls
     ------------------------

     Borrower represents to Lender that (i) it has previously provided to Lender
(a)(except for multi-family, self-storage tenants or hotel, if applicable) true, correct and complete counterpart executed copies of all leases with tenants at the Property (and all amendments and supplements thereto and agreements collateral thereto including, but not limited to, any guarantees thereof)(collectively, the "Leases"),(b) a standard form of lease for the Property, and (c) a true, complete and correct rent roll of the Property as of the date set forth thereon (the "Rent Roll"), (ii) the information set forth in the Rent Roll remains true, complete and correct as of the date hereof.

(iii) it has neither provided nor received any notices of default with respect to the Leases, (iv) except as noted on the Rent Roll, it knows of no default of the landlord or the tenants under the Leases, and (v) it has not been notified, in writing or otherwise, by any tenant of the discontinuance of or intent to discontinue its operations at the Property. The standard form of lease must be satisfactory to Lender. All Leases and the identity of all tenants and guarantors thereunder must be consistent with the information set forth in the Rent Roll and satisfactory to Lender. The Loan Documents shall also provide that all security deposits under all leases shall be segregated.

     Borrower shall promptly notify Lender of any facts or circumstances which result in a change to the information set forth in the Rent Roll. At the closing of the Loan, Borrower shall deliver to Lender (i) a rent roll for the Property dated as of the Closing Date (the "Closing Rent Roll") which shall be consistent in form to the Rent Roll and (ii) a certification of Borrower that the Closing Rent Roll and all Leases theretofore provided to Lender by Borrower are true, correct and complete in all respects. All changes shown on the Closing Rent Toll to the facts and circumstances shown on the Rent Roll must be satisfactory to Lender.

     2. Operating Statements
     -----------------------

     Borrower represents that all operating statements, balance sheets and profit and loss statements, federal and state income tax returns, tenant sales figures, budgets, site plans and leasing plans, and all other statements, reports and information regarding the Property previously delivered to Lender are true, complete and correct in all material respects.

     3. No Litigation
     ----------------

     Borrower represents to Lender that there is no action, suit or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of Borrower, threatened against Borrower, any Indemnitor, any principal of Borrower or the Property before any governmental or administrative body, agency or official.

     4. No Adverse Change
     --------------------

     On the Closing Date, Borrower shall certify to Lender whether and to which extent there has been an adverse change in the occupancy of the Property or the business, financial condition or results of operations of Borrower, any principal of Borrower and/or the Property from that shown on the rent rolls, financial statements and reports referred to above. Any such adverse change must be acceptable to Lender.

     5. ERISA
     --------

     Borrower represents, warrants and covenants that as of the date hereof and throughout the term of the Loan (i) Borrower is not and will not be an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the

Internal Revenue Code of 1986, as amended (the "Code"), (ii) the assets of Borrower do not and will not constitute "plan assets" of one or more such plans or arrangements for purposes of Title I of ERISA or Section 4975 of the Code,
(iii) Borrower is not and will not be a "governmental plan" within the meaning of Section 3(32) of ERISA and (iv) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of and fiduciary obligations with respect to governmental plans.

     The Loan Documents shall contain provisions wherein, among other things, Borrower will agree that it (1) shall not engage in any transaction which would cause any obligation, or action taken or to be taken under the Loan Documents (or the exercise by Lender of any of its rights under the Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code, and (2) will deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (a) Borrower is not an "employee benefit plan" (as defined in Section 3(3) of ERISA) or other retirement arrangement, which is subject to Title 1 of ERISA or Section 4975 of the Code, or a "governmental plan" within the meaning of Section 3 (32) of ERISA; (b) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans and (c) one or more of the following circumstances is true: (A) equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. (S)2510.3 101(b)(2); (B) less than 25 percent of each outstanding class of equity interests in Borrower is held by "benefit plan investors" within the meaning of 29 C.F.R. (S)2510.3-101(f)(2); or (C) Borrower qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R.
(S)2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940.

K Costs
-------

     Borrower shall, as a condition to the effectiveness of this Commitment, deposit with Lender simultaneously herewith the amount indicated on Schedule 1 hereof as the Expense Deposit. By countersigning below, Borrower agrees to pay on demand and in any event prior to closing all recording fees and taxes and other customary closing costs and all out-of-pocket costs and expenses (including, but not limited to, legal fees and disbursements and, if set forth on Schedule 2, the cost of any Third Party Reports) incurred by Lender in connection with the proposed Loan, to the extent they are estimated by Lender to exceed the sums paid by Borrower on the date hereof or have not otherwise been paid by Borrower on or before the date hereof. Lender estimates that these costs will not exceed $75,000 exclusive of the Appraisal, the engineering and environmental reports, which will be paid for directly by the Borrower.

L. Lender's Discretion
----------------------

     Whenever pursuant to this Commitment unless otherwise specifically provided
(a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender or (c) any other decision or determination is to be made by Lender, the decision of Lender to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Lender shall, unless otherwise expressly provided herein, he in the sole and absolute discretion of Lender and shall be final and conclusive. All approvals of or waivers by Lender in respect of any of the terms, conditions or requirements of this Commitment must be in writing. No waiver with respect to any condition, breach or other matter shall extend to or be taken in any manner whatsoever to affect any other condition, breach or matter or affect Lender's rights resulting therefrom.

M. Brokers
----------

     By countersigning below, Borrower agrees to pay, and to indemnify and hold Lender harmless from any and all loss, cost or expense arising from, the claims of any brokers or anyone claiming a right to any fees in connection with the financing of the Property. Borrower represents to Lender that it has not contracted with, nor does it know of, any broker other than the broker(s) set forth on Schedule 1 (if any) who has participated in the application for the Loan or the transactions contemplated by this Commitment. The provisions of this paragraph shall survive the closing of the Loan and/or the termination of this Commitment.

N. Termination
--------------

     Lender may, at its option exercised by written notice to Borrower at its address shown above, terminate this Commitment if any of the following events occurs;

          (a) any sale, transfer, pledge, encumbrance or assignment of the Borrower's interest in the Property or of any equitable or beneficial ownership interests of the Borrower;

          (b) the occupancy of the Property or the business, financial condition or results of operations of Borrower, any principal of Borrower, the Property or any tenant of the Property suffers any material adverse change;

          (c) whether or not covered by insurance, any damage, destruction or alteration occurs with respect to the improvements located upon the Property;

          (d) Borrower breaches any material provision contained in this Commitment (as determined by Lender);

          (e) Borrower has made any representation or warranty to Lender which was untrue or false when made in a material respect or which becomes untrue or false in a material respect;

          (f) any material condemnation proceedings are pending or threatened against any part of the Property (as determined by Lender);

          (g) any petition of bankruptcy, insolvency or reorganization is filed by or against Borrower;

          (h) the failure of any condition precedent to the consummation of the Loan; or

          (i) any material adverse change in the hotel or tourism industry.

     Delay in the exercise of Lender's right to terminate this Commitment upon the occurrence of any of the above events shall not be construed as a waiver of such right. The failure of Lender to act in any such event shall not be construed as a waiver of its right to act with respect to any subsequent event of a similar nature. Upon termination as set forth above, all of Lender's obligations pursuant to this Commitment shall cease and be of no further force and effect whatsoever.

O. Miscellaneous
----------------

     Borrower hereby waives any right which it may have to a trial by jury in any action brought on this Commitment or in any way connected with or related to the Loan. Each of Lender and Borrower hereby agrees that any legal proceeding relating to this Commitment or the transactions contemplated hereby (including determination of the Floating Rate) shall be maintained in a state or United States court of competant jurisdiction sitting in the City, State and County of New York, as Lender shall elect. Lender and Borrower hereby consent and submit themselves to the jurisdiction of the state and United States courts of New York for the purposes of the adjudication of such legal proceedings. The interpretation and enforcement of the parties' rights and obligations under this Commitment and the Loan Documents shall be governed by New York law without giving effect to principles of conflicts of law.

     Time shall be of the essence with respect to all dates and time periods set forth in this Commitment.

     This Commitment may be signed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. By countersigning below, Borrower agrees that the terms of this Commitment shall supersede any and all terms of the Application as issued and Lender shall be released from any conditions and obligations to close the Loan except as contemplated in this Commitment.

     For the purposes hereof, (i) the term "Business Day" shall mean any day other than a Saturday or Sunday or any other day on which banks are required or authorized to close in New York City, (ii) the singular case shall include the plural and the plural the singular and (iii) the terms "include(s)" and "including" shall mean "include(s), without limitation," and "including, without limitation," respectively.

P. Expiration; Extension
------------------------

     Notwithstanding anything contained herein to the contrary, this Commitment shall terminate on and be of no further force and effect at 2:00 p.m. on March 31, 2002.

     The expiration date of this Commitment may only be extended by a written instrument executed by Lender and Borrower specifically providing for such extension. Borrower acknowledges and agrees that no course of dealing among Lender, Borrower and their respective counsel (including due diligence investigations or the negotiation or exchange of draft or final executed loan documents) prior to or after such expiration date shall constitute an extension of such expiration date or otherwise form the basis of any claim against Lender.

Q. Acceptance
-------------

     If the above terms and conditions are acceptable to you, please sign this Commitment in the space provided below and return the same to Lender together with your check for the Expense Deposit and any other sums set forth on Schedule I due and payable at Commitment prior to 5:00 p.m. on the date which is seven
(7) days from the date of this letter. Your failure to comply with the instructions set forth in the preceding sentence shall result in this Commitment becoming null and void and of no further force or effect.

                                          Very truly yours,

                                          BEAR, STEARNS FUNDING, INC.


                                          By:   /s/ J. CHRISTOPHER HOEFFEL
                                             -------------------------------
                                             Name:  J. CHRISTOPHER HOEFFEL
                                             Title: VICE PRESIDENT

AGREED TO AND ACCEPTED THIS
___ DAY OF ________, 2001

TRIOD, LLC.


By:   /s/ GEORGE RUFF
   ------------------------
   Name:  GEORGE RUFF
   Title: VP

                                  SCHEDULE 1
                                  ----------

Loan Amount:            $12,600,000.

Security:               To include First Mortgage/Deed of Trust and Security
                        Agreement, and Assignment of Leases and Rents.

Floating Rate Term:     An "Initial Term" of Two years. In addition, Borrower
                        shall have two (2) options to extend the Term for up to six (6) additional months per extension (the "Extended
                        Term") upon (A) payment to Lender of an extension fee equal to 0.25% of the Loan Amount per extension, (B) satisfaction of a debt service coverage test, as calculated by Lender in its sole discretion, equal to the Minimum DSCR set forth below, based on the higher of
                        (i) the actual annualized debt service constant at the closing of the Loan, or (ii) a debt service constant of 8.00%, (C) reappraisal, at Borrower's cost, confirming an LTV less than or equal to the Maximum LTV at closing, assuming a cap rate not greater than 11.0%.

Amortization:           Interest only, subject to the requirement to apply
                        "Excess Cash Flow" (defined below) to pay down the outstanding Loan Amount in accordance with the Cash
                        Management Account Section below.

Floating Rate:          Floating Rate shall equal the sum of 375 basis points
                        (the "Floating Spread") and the "One-Month LIBOR". The
                        One-Month LIBOR shall mean the one month London
                        Interbank Offering Rate for deposits in United States dollars as indicated on the Telerate Page 3750 as of 11:00 a.m. London time, on the related determination date, in Lendor's determination. The Floating Rate is payable interest only on a monthly basis based on a 360-day year and the actual number of days elapsed. The
                        Floating Rate shall be adjusted monthly. Notwithstanding the above, the Rate shall not be less than 7.00%.

Required Payments:      Interest shall be calculated by multiplying the actual
                        number of days elapsed in the period for which interest is being calculated by a daily rate based on a 360 day year. All principal, interest and other sums payable with respect to the Loan shall be due at maturity.

Initial Floating Rate
Determination:               The initial Floating Rate will be set upon
                             completion satisfactory to Lender of third party reports, other material due diligence investigations and substantial completion of loan documentation. Closing will occur within 3 business days of Initial Rate Determination ("Closing").

Interest Rate Protection:    Lender will require Borrower to purchase an
                             interest rate cap at Closing. The Cap will be structured to have a LIBOR strike of 4.25%.
                             Borrower has the option of purchasing an Interest rate cap with a LIBOR strike of less than 4.25%.

Commitment Fee:              1.0% of the Loan Amount. One-half of the Commitment
                             Fee (which shall include a credit for the Good-
                             Faith Deposit (defined below)) shall be payable simultaneously with acceptance of this Commitment as a condition precedent to the effectiveness hereof, and the balance shall be payable at Loan
                             Closing, or if the Loan fails to close other than due to Lender's willful default, upon Commitment expiration or termination. If the Loan fails to close due to Lender's willful default, or Borrower's failure to satisfy a condition precedent to Lender's obligation to fund by reason of circumstances not within the control of Borrower, the Commitment Fee will be refunded to Borrower.
                             Otherwise, the Commitment Fee shall be retained by Lender as liquidated damages to Lender for its losses and damages related to the failure of the Loan to close. Borrower and Lender acknowledge and agree that such losses and damages are difficult, if not impossible, to ascertain and that the amount of the Commitment Fee constitutes a reasonable estimate thereof.

Exit Fee:                    1.0% of the unpaid Loan Amount. The Exit Fee shall
                             be waived if Lender provides permanent securitized financing for the Property for term of 3 years or longer. In addition, Borrower will be responsible for any Breakage Charges described below.

Expense Deposit:             The $15,000 "Good Faith Deposit will be used as an
                             initial retainer for the fees and disbursements to be incurred by Lender's Counsel. As a result, the Good Faith Deposit will no longer be refunded upon the closing of the loan.

Closing Date:                Presently assumed to be March 31, 2002, but in no
                             case sooner than the achievement of all conditions noted in this

                                Commitment (including Lender's review and approval of, and November 2001, December 2001, January 2002 and February 2002 operating and financial statements) and no later than March 31, 2002, unless extended by mutual consent provided that Borrower uses good faith efforts.

Prepayment:                     The Loan may be prepaid in whole or in part at
                                any time during the Term without penalty or premium, provided there is no event of default, subject to the requirement to pay the applicable portion of the Exit Fee and LIBOR Breakage
                                Charges described herein.

Breakage Charges:               Borrower will be responsible for any losses of
                                Lender associated with the maintenance of any interest rate hedging transaction entered into by Lender in connection with the determination of the Floating Rate including LIBOR Breakage
                                Charges (as defined below). LIBOR Breakage
                                Charges shall mean any and all costs associated with prepayment as follows: any prepayment not made on the first day of a month shall be accompanied with a payment of all interest scheduled to accrue on the prepaid amount during the related month.

Fixed Rate:                     Borrower may request from Lender a fixed rate
                                loan during the Floating Rate Term. Any approval of a fixed rate loan by Lender shall be subject to completion satisfactory to Lender of any new third party reports, other due diligence investigations and loan documentation required by Lender and at a spread and Loan Amount, determined by Lender.

Minimum DSCR:                   1.68% based on the ratio of (a) Lender's
                                determination of sustainable net operating income, adjusted for applicable reserves for the trailing 12 month period ending October 31, 2001, to (b) the debt service under the Loan assuming an interest rate of 8.00%. Lender will reduce the Loan Amount if (i) yields on the One-
                                Month LIBOR exceed 4.00% at Initial Rate
                                Determination in order to maintain a Minimum
                                DSCR or 1.68%, or (ii) Lender determination of sustainable net operating income is reduced.
                                (For informational purposes only, One-Month
                                LIBOR is approximately 2.10% on the date of this Commitment.)

Maximum LTV:                    Not greater than 60%, based on Lender
                                underwriting and an appraisal cap rate of no greater than 11.0%.

Equity Contribution:            Triod LLC, NextHealth, Inc., or the current
                                parent company
                               of Borrower has engaged Ernst & Young ("E&Y") to provide an audit of Nexthealth, Inc. and to create a post closing pro-forma balance sheet for Borrower. Lender has approved E&Y. The Loan is subject to Lender's review and acceptance of the audit and the equity allocation attributed to Borrower in the E&Y audit and pro-forma balance sheet, it being understood that the allocation of at least $27 million will be acceptable. Review and acceptance of the E&Y reports will be made at the sole discretion of Lender.

                               Borrower represents that its parent(s) is/are purchasing the total assets of Next Health, Inc. through a series of transactions for approximately $78.371 million or $5.10 per share. As a result of such transaction, Borrower will become a wholly owned subsidiary of a wholly owned subsidiary of Triod LLC. In addition, Borrower represents that the STAC Building, which has an estimated market value of $5,000,000, will be contributed by ODE, LLC to Triod, LLC and added to the capitalization of Triod, LLC. Borrower currently anticipates senior debt to account for $42.6 million of the aquisition capitalization. The Borrower currently anticipates that the Mezzanine Debt (likely to be provided by Charlesbank and Appollo Real Estate Advisors) will account for $19.5 million of the total acquisition capitalization. Borrower represents that the combination of the senior debt and the mezzanine debt will not exceed $62.1 million or 74.5% of combination of the acquisition price for Nexthealth, Inc. (estimated to be $78.371 million) and the market value of the STAC Building (estimated to be $5 million). The loan is subject to Lender's review and acceptance of the final capital structure.

Net Cash Flow:                 Defined as total gross revenues from the spa and
                               resort ("TGR") less operating expenses, as determined by Lender, including, but not limited to, a 3.0% deduction from TGR for management fees, a 9.0% deduction from total gross revenue for marketing and franchise fees and a 4% deduction from TGR for an FF&E Reserve. Such Net
                               Cash Flow shall be calculated on a trailing twelve month basis unless otherwise specified.

Property Manger/
Termination:                   The property manager retained by Borrower (the
                               "Property Manager") may be removed by Lender in its sole discretion upon an event of default under the Loan
                                Documents or if, (i) for the preceding twelve
                                (12) months, the ratio of (1) Net Cash Flow, to
                                (2) debt service for the corresponding period payable on the Loan, falls below 1.10x or (ii) upon the insolvency, voluntary or involuntary bankruptcy of the Property Manager. Borrower will select a new manager based on a series of three or more management companies that have been pre-approved by Lender at its sole discretion.

Cash Management Account:        At closing, Borrower shall establish a clearing
                                account ("Clearing Account") at a bank
                                acceptable to Borrower. All revenue, rents, and other cash flows of the Property will be deposited daily into the Clearing Account and shall be swept into a Cash Management Account controlled by and in the name of the Lender upon the commencement and during the continuation of a Sweep Period (defined below). Funds in the Cash Management Account shall be applied by Lender to the following payments: (a) payment of real property taxes, insurance premiums, and ground rent, if any, (b) debt service payments due under the Loan, (c) seasonality reserve if applicable, (d) the required FF&E Reserve and
                                (e) debt service payments due in relation to the $1.4 million mezzanine loan made by Apollo Real
                                Estate Advisors. Excess cash flow shall be disbursed to Borrower, only to the extent necessary to reimburse Borrower for approved operating expenses, and all remaining cash flow shall be applied to pay down the outstanding principal balance of the Loan. For purposes hereof the term "Sweep Period" shall mean the period commencing on and after the occurrence of any one of the following: (a) if for the preceding twelve (12) months (provided that for results for September 2001, October 2001 and
                                November 2001 will be replaced by numbers from September 2000, October 2000 and November 2000 for the purpose of such calculation), the ratio of (1) Net Cash Flow (as defined above) to (2) the debt service payable on the Loan for the corresponding period assuming a debt service constant of 8.00% falls below 1.15x, or (b) upon the insolvency, voluntary or involuntary bankruptcy of the Borrower or (c) upon an Event of Default of the Loan, or (d) during the Extended Term if the ratio of (i) Net Cash Flow for the trailing 6 month period to (ii) debt service for the corresponding period based upon a debt service constant of 8.00% is 1.70x or less. Notwithstanding the foregoing, following a lockbox event not more than once during the Loan
                                Term, if
                                for a period of 6 consecutive months (i) there are no events of default, (ii) Borrower is not insolvent, and (iii) for the preceding twelve
                                (12) months the ratio of (1) Net Cash Flow to
                                (2) the debt service payable on the Loan for the corresponding period assuming a debt service constant of 8.00% is above 1.80x, the sweep from the clearing account will cease.

                                If the "Sweep Period" occurs during the first 5 months of the loan, and (i) there are no events of default, (ii) Borrower is not insolvent, and
                                (iii) for the preceding twelve (12) months the ratio of (1) Net Cash Flow to (2) the debt service payable on the Loan for the corresponding period assuming a debt service constant of 8.00% is above 1.25x, the sweep from the clearing account will cease.

Third Party Reports:            Lender has, at Borrower's expense, commissioned
                                and received a Phase I environmental report and an engineering report by the environmental consultant (the "Environmental Consultant") and the engineer (the "Engineer") selected by Lender. If recommended by the Environmental
                                Consultant in the Phase I report, Lender shall require that a Phase II environmental investigation be performed at Borrower's expense and that the results thereof be submitted to Lender in a written report. All investigations and reports of the Environmental Consultant and the Engineer must be acceptable to Lender.

                                Lender has also commissioned and received, at Borrower's expense, a full narrative appraisal of the Property (the "Appraisal") by an appraiser (the "Appraiser") selected by Lender. It shall be a condition to Rate Lock and the making of the Loan that the Appraisal indicate a current fair market value of the Property of no less than the minimum amount necessary to satisfy the loan to value constraint set forth in this Schedule 1 and otherwise be satisfactory to Lender in all respects.

                                Borrower has authorized Lender to engage the Appraiser, the Environmental Consultant and Engineer for the purposes described herein and
                                (a) had authorized the Environmental Consultant, the Engineer and the Appraiser to perform such investigations, contact such persons, entities or governmental authorities and to perform such non-intrusive and intrusive investigations of the Property as they shall deem appropriate, and (b) agrees that Borrower shall not have any claim against Lender relating to the conduct by such persons of such activities or the willful misconduct or negligence of such persons in connection with such activities.

Financial Reporting:            Borrower shall be required to provide certain
                                financial reporting, including without
                                limitation, within ninety (90) days after the end of each fiscal year, annual financial and operating statements prepared by a CPA, acceptable to Lender, and within thirty (30) days after the end of each month, monthly operating statements in accordance with (GAAP) or on an accrual basis following standard hotel chart of accounts, or such other accounting basis reasonably acceptable to Lender and certified as true and correct by Borrower's CFO.
                                In addition, Borrower shall include monthly ADR, occupancy, and REVPAR statistics, and quarterly
                                Smith Travel Research reports for the
                                competitive set (to be defined).

Operating Escrows:              A monthly escrow for taxes, insurance, ground
                                rents (if applicable), water rents and other special assessments will be required.

FF&E Reserve:                   A monthly escrow deposit will be required in an
                                amount equal to 1/12 of an annual FF&E reserve amount of 4% of total revenues, which may be increased based upon the engineer's report. In no event shall the FF&E reserve for any year during the Term be less than the amount required during the first year of the Loan.

Seasonality Reserve:            At closing, Borrower must deposit with Lender
                                $1,000,000 as a Seasonality Reserve. In
                                addition, Borrower shall deposit into the Seasonality Reserve $250,000 with each monthly payment of debt service that is due in each February, March, and April during the Term of the Loan, and $125,000 with each monthly payment of debt service that is due in each October and November during the Term of the Loan as a Seasonality Reserve. The Seasonality Reserve will be available for use to cover shortfalls in operating income to pay for debt service, other required reserves, and operating expenses approved by Lender. The seasonality reserve will be capped at $1,500,000.

Deferred Maintenance Reserve:   Borrower shall deposit with Lender $81,480 as a
                                reserve for the performance of certain deferred maintenance work recommended by the engineering report for the Property delivered to Lender.

Debt Service Reserve:            At closing, Borrower must deposit with Lender
                                 cash, or a sight-draft letter of credit in form and substance acceptable to Lender and drawn on a commercial bank rated at least "A" by Standard & Poor's and "A2" by Moody's, in the amount of $1,000,000. The Debt Service Reserve shall be held by Lender as additional security for the Loan.

Nonconsolidation Opinion:        Lender shall receive an opinion in form and
                                 from a counsel acceptable to Lender that (i) the assets of Borrower should not be consolidated with the assets of the Controlling
                                 Party or any other persons or entities owning directly or indirectly more than a 49% interest in the Borrower in the event of a bankruptcy or insolvency of the Controlling Party or such other persons or entities and (ii) the assets of the Controlling Party should not be consolidated with the assets of any persons or entities owning directly or indirectly more than 49% of the Controlling Party in the event of a bankruptcy or insolvency of such person or entities.

Independent Director:            The Loan Documents and the organizational
                                 documents of Borrower and Borrower's general partner(s) and managing member(s), as the case may be ("Controlling Party"), will require the appointment of one independent director for Borrower and/or the Controlling Party (as applicable), acceptable to Lender and require the unanimous vote of directors of Borrower and/or Controlling Party in connection with bankruptcy or insolvency matters.

Assumability:                    Only with Lender's consent which may be
                                 withheld in Lender's sole discretion, and payment of an assumption fee to be determined in Lender's sole discretion.

Additional Encumbrances:         None during the term of the Loan, except as
                                 provided herein.

Transferability
 of the Loan:                    Lender shall have the right to freely transfer
                                 all or any portion of its interest in the Loan or the servicing for the Loan.

Late Charge:                     In the event any payment under the Loan becomes
                                 overdue for a period of five (5) days or more, a late charge of five cents ($.05) for each dollar of the amount overdue shall become due and payable to Lender.

Borrower Cooperation:           Borrower shall, upon request and at no material
                                cost to Borrower, provide Lender with such information (in order for Lender to sell the Loan or participation interests thereof) regarding the Property, the Borrower, the Property Manager and their respective affiliates as Lender may reasonably request in order to (i) comply with the disclosure laws, (ii) satisfy rating agency inquiries and reasonable investor requests for information and (iii) provide the marketplace with such information as is customarily provided in similar transactions. If necessary, Borrower agrees to execute additional documents in connection to the Loan, or loans made to affiliates of Borrower, which have no material economic effect on Borrower or affiliates thereof with respect to the loans.

Asbestos Operations and
Maintenance Plan:               Prior to or at closing, Borrower must implement
                                an asbestos operations and maintenance plan for the Property. Lender shall commission such plan at Borrower's expense.

Noncompetition:                 Lender's obligations hereunder are conditioned
                                upon receipt of adequate assurance from Borrower and its affiliates that no competing facility will be developed on the "North Campus" acreage that is adjacent to the Property.

Mezzanine Financing:            Lender's obligations hereunder are conditioned
                                upon review and approval of the terms,
                                conditions, and documentation for any mezzanine loan to Borrower's parent company or the Borrower.

Principal Litigation:           Lender's obligations hereunder are conditioned
                                upon review and approval of explanations of litigation that is currently pending against William O'Donnell.

Broker:                         None.

Title Company:                  Borrower shall select one of the Title Companies
                                set forth on Exhibit A attached hereto to provide the Title Insurance required by this Commitment. If Borrower wishes to use a local agent, Borrower's order for title insurance must nevertheless be placed with one of the Title Companies set forth on Exhibit A, with a request made for the listed Title Company to engage the local agent.
                                The Title Company will order the transaction and compile all costs associated with the work, once the attached Exhibit A is completed and signed.
                                The Title Company may ask the Borrower to verify acceptance of the title order. The Title Company will initiate the title insurance and, if requested, the survey process. Note: All title orders are to be placed with a representative listed on the attached title order form (Exhibit
                                A) at the National Office listed. Failure to do so may result in additional costs or delays in your closing.

                                Notwithstanding the foregoing, the Title Company is merely to expedite the closing of the Loan and Lender is not responsible for the performance of the Title Company. Borrower acknowledges and agrees that the Title Company will provide its services directly to Borrower and Lender is not responsible for any fees, costs or expenses of the Title Company.

Management Fees:                During the Term of the Loan, Borrower shall not
                                enter into any management agreement for the management of the Property without Lender's prior written consent. In no event shall Borrower be permitted to pay a management fee
                                (or other similar fees, e.g. asset management fees, franchise fees, etc.) in excess of 3% of gross income from the Property, and in any event, such fees must be fully subordinate to the Loan.

Additional Conditions:          Lender's obligations hereunder are subject to
                                Lender's review and approval in its sole discretion of the November 2001, December 2001,
                                January 2002 and February 2002 operating statements for the Property.

                                  SCHEDULE 2
                                  ----------

    The Property shall consist of the land and improvements known as Miraval Resort & Spa, 16600 North Lago del Oro Parkway, Catalina, Arizona, which property Borrower represents is comprised of 106 hotel units and related amenities in 33 buildings, all constructed in 1995, and all of which is upon 130 acres of land (collectively, the "Property"). As a condition to Lender's obligations hereunder, the Property shall be satisfactory to Lender.

                                   EXHIBIT A

                    BEAR, STEARNS COMMERCIAL MORTGAGE, INC.

                           TITLE SERVICES ORDER FORM

Please complete and sign this form and designate which Title Company you wish to use; the selected Title Company will then contact your correspondent directly concerning costs and requirements.

We hereby request you use the below title companies through their National
Office:

Chicago Title Insurance Company         First American Title Insurance Company
711 Third Avenue, 5th Floor             of New York -- National Office
New York, NY 10017                      633 Third Avenue
Attn: Myrna Maganah                     New York, NY 10017
Phone: (212) 880-1206                   Attn: Christine Lemihan
                                        Phone: (800) 437-1234 x1451
Fax:   (212) 880-1402                          (212) 551-9451
                                        Fax:   (212) 331-1465

Lawyers Title Insurance Corporation     Commonwealth Land Title
708 Third Avenue                        Insurance Company
New York, NY 10017                      National Title Services Division
Attn: Peter Doyle                       655 Third Avenue, 11th Floor
Phone: (212) 557-9170                   New York, NY 10017
Fax:   (212) 949-2438                   Attn: Peter Doyle
                                        Phone: (212) 557-9170
                                        Fax:   (212) 949-2438

Stewart Title Guaranty
301 So. McDowell Street #500
Charlotte, NC 28204
Attn: Regina Fiegel
Phone: (888) 860-5554
Fax:   (704) 332-9325

                    BEAR, STEARNS COMMERCIAL MORTGAGE, INC.
                           TITLE SERVICES ORDER FORM

                             EXHIBIT A (continued)
                             ---------------------

Name of Title Company:________________________________________________________

______________________________________________________________________________

Borrower:_____________________________________________________________________

Address:______________________________________________________________________

______________________________________________________________________________

Phone:________________________________________________________________________

Fax:__________________________________________________________________________

Borrower's Counsel:___________________________________________________________

Firm:_________________________________________________________________________

Address:______________________________________________________________________

______________________________________________________________________________

Phone:________________________________________________________________________

Fax:__________________________________________________________________________

1. Type of Transaction:____________  New Mortgage
                  _______  Refinance or ________ Acquisition

2. Requested Loan Amount: $_______________    Estimated Closing Date:_________

3. Record Title Holder:_______________________________________________________

4. Property Address:__________________________________________________________

   County:_______________   State:________________   Tax Parcel No.___________

5. Property Type:       _______ Office _______ Industrial   ______ Multifamily
      _____ Shopping Center    _____ Hotel  _____ Warehouse  ____ Healthcare

                                   EXHIBIT B
                                   ---------


Unauthorized transfers are any sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, or transfer which shall be deemed to include, but not limited to:

(a) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments;

(b) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower's right, title and interest in and to any Leases or any Rents;

(c) if Borrower or any general partner of Borrower is a corporation, the voluntary or involuntary sale, conveyance, transfer or pledge of such corporation's stock or the creation or issuance of new stock by which an aggregate of more than 49% of the ownership of such corporation's stock shall be vested in or pledged to a party or parties who are not now stockholders;

(d) if Borrower or any general partner of Borrower is a limited liability company, the voluntary or involuntary sale, conveyance, transfer or pledge of membership interests in the capital or profits of such company or the creation or issuance of new membership interests by which an aggregate of more than 49% of the ownership of such company's membership interests shall be vested in or pledged to a party or parties who do not now hold membership interests in such company;

(e) if Borrower or any general partner of Borrower is a limited or general partnership or joint venture, (i) the change, removal or resignation of a general partner or managing partner, (ii) the transfer or pledge of the partnership interest of any general partner or managing partner or any profits or proceeds relating to such partnership interest, (iii) the transfer or pledge of more than 49% of the capital or profits of the partnership or (iv) the creation or issuance of new partnership interests by Borrower or its general partner which an aggregate of more than 49% of the ownership of partnership interests in such partnership shall be vested in a party or parties who do not now hold partnership interests in such partnership or joint venture; and

(f) other than in accordance with the foregoing, any voluntary or involuntary sale, transfer, conveyance or pledge by any person or entity which directly or indirectly controls Borrower (by operation or law or otherwise)(a "Principal") of its direct or indirect controlling interest in Borrower, other than in connection with certain mezzanine debt of Triod, LLC to be approved by Lender prior to closing.

Notwithstanding the foregoing, the following transfers shall be permitted: (A) transfer by devise or descent or by operation of law upon the death of a partner, member or stockholder of Borrower or any general partner thereof, and
(B) a sale, transfer or hypothecation of a partnership, shareholder or membership interest in Borrower, whichever the case may be, by the current partner(s), shareholder(s) or member(s), as applicable, to an immediate family member (i.e., parents, spouses, siblings, children or grandchildren) of such partner, or shareholder or member or to a Principal (i.e., person currently owning 20% or more of Borrower), or a trust for the benefit of any such persons.

                                       5